Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2017 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

Board of Directors Declares $0.06 Per Share Cash Dividend

Financial Highlights

•	2017 net income attributable to Primoris of $72.4 million, or $1.40 per fully diluted share, compared to $26.7 million, or $0.51 per fully diluted share, in 2016
•	2017 Q4 net income attributable to Primoris of $22.5 million, or $0.44 per fully diluted share, compared to $14.5 million, or $0.28 per fully diluted share, in 2016 Q4
•

As a result of a tax law change, we remeasured our deferred tax assets and liabilities, which provided a one-time benefit of $9.4 million for the three months and year ended December 31, 2017, or $0.18 per fully diluted share

•	2017 revenues of $2.4 billion, compared to $2.0 billion in 2016
•	2017 Q4 revenues of $579.0 million, compared to $601.9 million in 2016 Q4
•	Total backlog of $2.60 billion at December 31, 2017
•	Cash balance of $170.4 million at December 31, 2017
•	Record 2017 cash flow from operations of $188.9 million, compared to $62.6 million in 2016

Dallas, TX – February 27, 2018–  Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its fourth quarter and year ended December 31, 2017.

The Company also announced that on February 21, 2018 its Board of Directors declared a $0.06 per share cash dividend to stockholders of record on March 30, 2018, payable on or about April 13, 2018.

David King, President and Chief Executive Officer of Primoris, commented, “Primoris continued delivering solid results, reaching company record revenues and earnings for the year.  Strong execution on pipeline and petrochemical projects, aided by growing MSA revenue and new acquisitions, gave us financial improvements in all four of our operating segments.  We are pleased to see our revenue break well past the $2 billion.  We continue to focus on our solid principals of safety, quality, superior execution, and dependable results.  We believe the strength of our backlog combined with considerable future project opportunities will drive continued growth.”

Mr. King continued, “As we have focused on recurring revenue, our MSA backlog has grown to an all-time high.  Our MSAs will provide a baseline revenue stream while we pursue additional avenues of growth.  While burning revenue at record levels, our backlog growth has been lumpy; however, our December 31, 2017 backlog has grown by 24% over the past two years.  We expect the large diameter pipeline market to continue its strength in 2018 and into the next several years.  We also expect growth opportunities in 2018 from renewable power, small diameter pipeline, industrial, and mid-scale EPC projects.  We are confident in our ability to compete in diverse end markets so that we can build on the success of 2017.”

2017 FOURTH QUARTER RESULTS OVERVIEW

Revenues in the fourth quarter 2017 decreased by $22.9 million, or 3.8%, to $579.0 million from $601.9 million for the same period in 2016.  The decreased revenues were primarily due to a decrease in the Pipeline & Underground segment as we reached substantial completion on two Florida pipeline projects in the second quarter 2017.  Gross profit for the fourth quarter 2017 decreased by $0.1 million, or 0.2%, to $68.5 million from $68.6 million for the same period in 2016.  The decrease in gross profit was due primarily due to decreased revenues in the Pipeline & Underground segment.  Gross profit as a percentage of revenue increased to 11.8% in the fourth quarter 2017, compared to 11.4% for the same period in 2016.  The increased profitability was due to improved margins in the Pipeline & Underground and Civil segments.

SEGMENT RESULTS

In the first quarter 2017, Primoris changed its reportable segments to match the changes in the Company’s realigned internal organization and management structure.  A Form 8-K was filed on April 7, 2017 containing historical revenue, margin, and backlog information for the new segments.

•

Power, Industrial, and Engineering (“Power”) - The Power segment operates throughout the United States and specializes in a range of services that include full EPC project delivery, turnkey construction, retrofits, upgrades, repairs, outages, and maintenance for entities in the petroleum, petrochemical, water, and other industries.

•

Pipeline and Underground (“Pipeline”) – The Pipeline segment operates throughout the United States and specializes in a range of services, including pipeline construction, pipeline maintenance, pipeline facility work, compressor stations, pump stations, metering facilities, and other pipeline-related services for entities in the petroleum and petrochemical industries.

•

Utilities and Distribution (“Utilities”) – The Utilities segment operates primarily in California and the Midwest and Southeast regions of the United States and specializes in a range of services, including utility line installation and maintenance, gas and electric distribution, streetlight construction, substation work, and fiber optic cable installation.

•

Civil – The Civil segment operates primarily in the Southeast and Gulf Coast regions of the United States and specializes in highway and bridge construction, airport runway and taxiway construction, demolition, heavy earthwork, soil stabilization, mass excavation, and drainage projects.

Segment Revenues

(in thousands, except %)

(Unaudited)

	For the three months ended December 31,
	2017		2016
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$162,934	28.1%	$111,628	18.4%
Pipeline	63,145	10.9%	184,749	30.7%
Utilities	230,077	39.8%	189,354	31.5%
Civil	122,861	21.2%	116,132	19.4%
Total	$579,017	100.0%	$601,863	100.0%

Segment Gross Profit

(in thousands, except %)

(Unaudited)

	For the three months ended December 31,
	2017		2016
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$13,177	8.1%	$13,237	11.9%
Pipeline	12,512	19.8%	24,230	13.1%
Utilities	36,336	15.8%	31,420	16.6%
Civil	6,452	5.3%	(271)	(0.2%)
Total	$68,477	11.8%	$68,616	11.4%

Power, Industrial, & Engineering Segment:  Revenues in the Power segment increased by $51.3 million in the fourth quarter 2017, compared to the same period in 2016.  The increase in revenues was primarily due to increases from two power plant projects as well as increased renewables revenue.  Segment gross profit decreased by $0.1 million in the fourth quarter 2017, compared to the same period in 2017, primarily from a petrochemical plant that achieved substantial completion in the second quarter 2017, partially offset by increased gross profit from the two power plant projects.  Gross profit as a percentage of revenues decreased to 8.1% in the fourth quarter 2017, compared to 11.9% in the same period in 2016.  The decline in gross profit as a percentage of revenues is primarily due to higher costs on a compressor substation project in the fourth quarter 2017.

Pipeline & Underground Segment:  Revenues in the Pipeline segment decreased by $121.6 million in the fourth quarter 2017, compared to the same period in 2016, primarily due to decreased revenues from two large pipeline projects that achieved substantial completion in the second quarter 2017. Segment gross profit in the Pipeline segment decreased by $11.7 million, primarily as the result of the decreased revenues.  Gross profit as a percentage of revenues increased to 19.8% in the fourth quarter 2017, compared to 13.1% in the same period in 2016.  The increase in gross profit as a percentage of revenues is primarily due to the completion of a pipeline project in West Texas and the rental of large diameter pipeline equipment to third parties in the fourth quarter 2017.  We do not expect profit margins for this segment to remain at this elevated level in 2018.

Utilities & Distribution Segment:   Revenues in the Utilities segment increased by $40.7 million in the fourth quarter 2017, compared to the same period in 2016.  Approximately half of the increase came from increased revenues with California utilities, with increased revenues with Midwest utility customers and the second quarter 2017 acquisition of Florida Gas Contractors (now operating as Primoris Distribution Services) accounting for the remainder.  Segment gross profit increased by $4.9 million in the fourth quarter 2017, compared to the same period in 2016, primarily as a result of the increased revenues.  Gross profit as a percentage of revenues decreased to 15.8% in the fourth quarter 2017, compared to 16.6% in the same period in 2016. The decline in gross profit as a percentage of revenues is primarily due to an earlier start of winter weather in the fourth quarter 2017 compared to the fourth quarter 2016.

Civil Segment:   Revenues in the Civil segment increased by $6.7 million in the fourth quarter 2017, compared to the same period in 2016.  The increased revenues primarily came from Louisiana DOT and Houston area projects.  Segment gross profit increased by $6.7 million in the fourth quarter 2017, compared to the same period in 2016, primarily as the result of increased gross profit on Texas and Louisiana DOT projects. Gross profit as a percentage of revenues increased to 5.3% in the fourth quarter 2017, compared to (0.2%) in the same period in 2016. The increase in gross profit as a percentage of revenues is primarily due to the substantial completion of several challenging highway jobs in Texas and Arkansas.

OTHER INCOME STATEMENT INFORMATION

Selling, general and administrative expenses (“SG&A”) were $43.8 million, or 7.6% of revenues for the fourth quarter 2017, compared to $39.7 million, or 6.6% of revenues for the fourth quarter 2016.  The increase in SG&A for the quarter is primarily the result of increased SG&A from businesses acquired in 2017.

Operating income for the fourth quarter 2017 was $24.7 million, or 4.3% of total revenues, compared to $28.9 million, or 4.8% of total revenues, for the same period in 2016.

Net non-operating items in the fourth quarter 2017 resulted in net expenses of $1.1 million, compared to $2.3 million in net expenses in the fourth quarter 2016.

As a result of the enactment of the Tax Cuts and Jobs Act in December 2017 and the requirement to remeasure deferred tax assets and liabilities using enacted tax rates, we recorded a one-time net tax benefit of $9.4 million in the fourth quarter 2017.  Excluding this one-time benefit, our provision for income taxes for the fourth quarter 2017 would have been $9.2 million, for an effective tax rate on income attributable to Primoris of 41.0%, compared to a provision for income taxes of $11.9 million, for an effective tax rate on income attributable to Primoris of 45.1%, in the fourth quarter 2016.

Net income attributable to Primoris for the fourth quarter 2017 was $22.5 million, or $0.44 per diluted share, compared to $14.5 million, or $0.28 per diluted share, in the same period in 2016.  Excluding the one-time net tax benefit from the remeasurement of deferred tax assets and liabilities using enacted tax rates, net income attributable to Primoris for the fourth quarter 2017 would have been $13.1 million, or $0.25 per diluted share.

Fully diluted weighted average shares outstanding for the 2017 fourth quarter decreased slightly to 51.7 million from 52.0 million in the fourth quarter 2016.

2017 FULL YEAR RESULTS OVERVIEW

Segment Revenues

(in thousands, except %)

(Unaudited)

	For the year ended December 31,
	2017		2016
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
Power	$606,125	25.5%	$478,653	24.0%
Pipeline	465,570	19.5%	401,931	20.1%
Utilities	806,523	33.9%	637,212	31.9%
Civil	501,777	21.1%	479,152	24.0%
Total	$2,379,995	100.0%	$1,996,948	100.0%

Segment Gross Profit

(in thousands, except %)

(Unaudited)

	For the year ended December 31,
	2017		2016
		% of		% of
		Segment		Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue
Power	$65,675	10.8%	$49,807	10.4%
Pipeline	92,087	19.8%	68,100	16.9%
Utilities	113,037	14.0%	100,071	15.7%
Civil	7,635	1.5%	(16,671)	(3.5%)
Total	$278,434	11.7%	$201,307	10.1%

OUTLOOK

Based on an expected second quarter 2018 start date for a major pipeline project in backlog, anticipated levels of customer maintenance, MSA spending, new project awards, and an expected corporate tax rate of 28%, the Company estimates that for the four quarters ending December 31, 2018, net income attributable to Primoris will be between $1.50 and $1.70 per fully diluted share.

BACKLOG

				Expected Next Four
				Quarters Total
	Backlog at December 31, 2017 (in millions)			Backlog Revenue
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Recognition
Power	$382	$41	$423	86%
Pipeline	778	35	813	53%
Utilities	58	681	739	100%
Civil	606	18	624	55%
Total	$1,824	$775	$2,599	72%

At December 31, 2017, Fixed Backlog was $1.82 billion, compared to $2.13 billion at December 31, 2016.

At December 31, 2017, MSA Backlog was $775 million, compared to $672 million at December 31, 2016.  During 2017, approximately $665 million of revenues was recognized from MSA projects, a 15.5% increase over 2016 MSA revenues.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at December 31, 2017 was $2.60 billion, compared to $2.80 billion at December 31, 2016.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  Revenue from certain projects, such as cost reimbursable and time-and-materials projects, do not flow through backlog.  At any time, any project may be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call, Tuesday, February 27, 2018 at 10:00 am Eastern Time / 9:00 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•	(877) 407-8293 (Domestic)
•	(201) 689-8349 (International)

Presentation slides to accompany the conference call are available for download in the Investor Relations section of Primoris’ website at www.prim.com.  Once at the Investor Relations section, please click on “Events & Presentations”.

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13676786, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris' website at www.prim.com.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company's national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as "estimated," "believes," "expects," "projects," “may,” and "future" or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the "Risk Factors" section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2017, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2017	2016	2017	2016
Revenue	$579,017	$601,863	$2,379,995	$1,996,948
Cost of revenue	510,540	533,247	2,101,561	1,795,641
Gross profit	68,477	68,616	278,434	201,307
Selling, general and administrative expenses	43,756	39,692	172,146	140,842
Impairment of goodwill	—	—	—	2,716
Operating income	24,721	28,924	106,288	57,749
Other income (expense):
Investment income	(249)	—	5,817	—
Foreign exchange gain (loss)	(46)	(86)	253	202
Other income (expense), net	536	(37)	484	(315)
Interest income	176	27	587	149
Interest expense	(1,541)	(2,160)	(8,146)	(8,914)
Income before provision for income taxes	23,597	26,668	105,283	48,871

Provision for income taxes	(9,151)	(11,902)	(37,795)	(21,146)
Income tax benefit from remeasurement under Tax Act	9,362	—	9,362	—
	211	(11,902)	(28,433)	(21,146)
Net income	$23,808	$14,766	$76,850	$27,725

Less net income attributable to noncontrolling interests	(1,287)	(296)	$(4,496)	$(1,002)

Net income attributable to Primoris	$22,521	$14,470	$72,354	$26,723

Dividends per common share	$0.060	$0.055	$0.225	$0.220

Earnings per share:
Basic	$0.44	$0.28	$1.41	$0.52
Diluted	$0.44	$0.28	$1.40	$0.51
Weighted average common shares outstanding:
Basic	51,449	51,771	51,481	51,762
Diluted	51,711	52,021	51,741	51,989

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands)

(Unaudited)

	December 31,	December 31,
	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$170,385	$135,823
Customer retention deposits	1,000	481
Accounts receivable, net	358,175	388,000
Costs and estimated earnings in excess of billings	160,092	138,618
Inventory and uninstalled contract materials	40,922	49,201
Prepaid expenses and other current assets	12,640	18,985
Total current assets	743,214	731,108
Property and equipment, net	311,777	277,346
Intangible assets, net	44,800	32,841
Goodwill	153,374	127,226
Other long-term assets	2,575	2,046
Total assets	$1,255,740	$1,170,567
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$140,943	$168,110
Billings in excess of costs and estimated earnings	159,034	112,606
Accrued expenses and other current liabilities	111,387	108,006
Dividends payable	3,087	2,839
Current portion of capital leases	132	188
Current portion of long-term debt	65,464	58,189
Current portion of contingent earnout liabilities	716	—
Total current liabilities	480,763	449,938
Long-term capital leases, net of current portion	196	15
Long-term debt, net of current portion	193,351	203,150
Deferred tax liabilities	13,571	9,830
Other long-term liabilities	5,676	9,064
Total liabilities	693,557	671,997
Commitments and contingencies
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	160,502	162,128
Retained earnings	395,961	335,218
Non-controlling interest	5,715	1,219
Total stockholders’ equity	562,183	498,570
Total liabilities and stockholders’ equity	$1,255,740	$1,170,567

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Year Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$76,850	$27,725
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57,614	61,433
Amortization of intangible assets	8,689	6,597
Goodwill and intangible asset impairment	477	2,716
Stock-based compensation expense	1,126	1,627
Gain on short-term investments	(5,817)	—
Gain on sale of property and equipment	(4,434)	(4,677)
Net deferred tax liabilities (assets)	3,741	10,905
Other non-cash items	203	174
Changes in assets and liabilities:
Customer retention deposits	(519)	2,117
Accounts receivable	40,546	(65,806)
Costs and estimated earnings in excess of billings	(20,894)	(22,163)
Other current assets	16,976	17,491
Other long-term assets	28	(1,792)
Accounts payable	(30,547)	42,934
Billings in excess of costs and estimated earnings	45,981	(27,519)
Contingent earnout liabilities	(484)	—
Accrued expenses and other current liabilities	(972)	14,492
Other long-term liabilities	378	(3,677)
Net cash provided by operating activities	188,942	62,577
Cash flows from investing activities:
Purchase of property and equipment	(79,782)	(58,027)
Proceeds from sale of property and equipment	8,736	9,603
Purchase of short-term investments	(13,588)	—
Sale of short-term investments	19,405	—
Cash paid for acquisitions	(66,205)	(10,997)
Net cash used in investing activities	(131,434)	(59,421)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	55,000	45,000
Repayment of capital leases	(322)	(793)
Repayment of long-term debt	(61,816)	(57,719)
Payment of debt issuance costs	(631)	—
Proceeds from issuance of common stock purchased under a long-term incentive plan	1,148	1,440
Repurchase of common stock	(4,999)	(4,999)
Dividends paid	(11,326)	(11,384)
Net cash used in financing activities	(22,946)	(28,455)
Net change in cash and cash equivalents	34,562	(25,299)
Cash and cash equivalents at beginning of the period	135,823	161,122
Cash and cash equivalents at end of the period	$170,385	$135,823